Exhibit 99.1

News Release

Company Contacts:
Gregory Walker,	Sonia Segovia,
VP, Finance and CFO	IR Coordinator
Tel: (408) 938-6457	Tel: (408) 938-6491
Email:gregory.walker@pdf.com	Email: sonia.segovia@pdf.com

Dr. Gerald Z. Yin Joins PDF Solutions Board of Directors

SAN JOSE, Calif.— July 17, 2018—PDF Solutions, Inc. (“PDF Solutions” or the “Company”) (NASDAQ: PDFS), the leading provider of process-design integration technologies to enhance integrated circuit (IC) manufacturability, today announced that Dr. Gerald (Zhiyao) Yin joined the Company’s Board of Directors effective at the Company’s annual meeting of stockholders on May 29, 2018. Dr. Yin was immediately appointed as a member of the Audit and Corporate Governance, the Compensation, and the Nominating Committees of the Board.

“Dr. Yin’s more than 34 years of product development, executive management experience, and board service in the semiconductor industry enable him to provide valuable strategic advice to the Company,” said Joe Bronson, member of PDF Solutions’ Board.

“I look forward to collaborating with the other members of the Board and management of PDF Solutions to make strategic decisions that will reinvigorate the Company’s growth,” said Dr. Yin about joining the Board. “It is an important time to help shape the strategic and business choices of the Company as the Chinese semiconductor industry takes shape.”

“It is with great pleasure that we welcome Dr. Yin to our Board,” said Dr. John Kibarian, President and CEO of PDF Solutions. He continued, “Dr. Yin has been serving on our China Board since 2016 and has greatly contributed to the growth we have achieved in China. I look forward to even bigger impact Dr. Yin will bring to PDF at a global scale.”

Dr. Yin is currently Chairman and Chief Executive Officer of Advanced Micro-Fabrication Equipment Inc. (AMEC). He also currently serves on the Board of Directors of PDF Solutions Semiconductor Technology (Shanghai) Company Ltd., a wholly-owned subsidiary of PDF Solutions, Inc. Prior to founding AMEC, from 1991 to 2004, Dr. Yin held a variety of executive positions at Applied Materials, including corporate vice president and general manager of Etch Product business group and chief technology officer of Applied Materials Asia. From 1986 to 1991, he led the Etch technology development and introduction initiatives for several key products at Lam Research. Before that, he served in central technology development at Intel Corporation from 1984 to 1986.

Dr. Yin received his B.S. in chemical physics from the University of Science and Technology, China. He pursued graduate studies at Beijing University, Department of Chemistry, and received a Ph.D. in physical chemistry from the University of California, Los Angeles. Dr. Yin also served as a research group leader at the Chinese Academy of Sciences, where he received two national science team awards. He holds 86 U.S. patents and more than 200 foreign patents.

ABOUT PDF SOLUTIONS

PDF Solutions enables customers to reduce the time to market of integrated circuits (“ICs”), lower the cost of IC design and manufacturing and improve both quality and profitability. The Company has developed proprietary hardware and software and provides services that target the entire systems value chain, which is a term we use that means the activities from technology development and the design of a semiconductor product through volume manufacturing of devices and subsequent system assembly and test.

PDF Solutions’ products and services consist of proprietary test structures and electrical test systems, physical intellectual property, enterprise platform software and professional services. The Company’s Characterization Vehicle®(CV®) electrical test chip infrastructure provides core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. The Design-for-Inspection™ solution includes the proprietary eProbe® e-beam tool and extends the Company’s electrical characterization technologies into the e-beam measurement of extremely dense test structures, or DFI™ cells, across an entire fabrication process. Proprietary Template™ layout patterns for standard cell libraries optimize area, performance, and manufacturability for designing IC products. The Exensio® platform for big data unlocks relevant, actionable information buried in wafer fabrication, process control and test data through key components: Exensio® -Yield, Exensio® -Control, Exensio® -Test, Exensio® -ALPS, and Exensio® -Char. The Exensio® platform is available either on-premise or via software as a service (SaaS).

Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. PDF Solutions is listed on The NASDAQ National Market under the ticker symbol PDFS. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, Exensio, eProbe, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. ALPS, Design-for-Inspection, DFI, and Template are trademarks of PDF Solutions, Inc. or its subsidiaries.

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